PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated April 17, 2023)	Registration No. 333-269610

Primary Offering of

16,710,785 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

36,629,724 Shares of Common Stock

2,235,279 Shares of Series A Preferred Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on May 17, 2023 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the issuance of up to 16,710,785 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants, consisting of up to 16,710,785 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and the registration for resale of (i) up to 36,629,724 shares of Common Stock (including up to (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.) (“Legacy Nuburu”), including the Company’s officers and directors (the “Business Combination Shares”), (b) 515,394 shares underlying restricted stock units issued to an officer of the Company (the “Equity Award Shares”), (c) 950,000 shares held by Tailwind Sponsor LLC (the “Sponsor”) and 200,000 shares held by the Sponsor’s permitted transferees (collectively, the “Private Shares”), (d) 195,452 shares issued in a private placement to a certain Selling Securityholder (the “Private Placement Common Shares”), and (e) 4,470,558 shares issuable to certain Selling Securityholders upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and (ii) up to 2,235,279 shares of Preferred Stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” Our Public Warrants are traded on the NYSE American under the symbol “BURU WS.” On May 16, 2023, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.80 per share and the last reported sale price of our Public Warrants was $0.03 per warrant. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

As previously disclosed in a Current Report on Form 8-K filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 10, 2023, Dr. Ake Almgren notified the Company on May 9, 2023 of his resignation as a member of the Board of Directors (the “Board”) effective as of May 19, 2023 (the “Resignation Date”). Dr. Almgren has been serving as a member of the Board’s audit committee and nominating and corporate governance committee. Dr. Almgren resigned for personal reasons and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Director Reclassification

On May 15, 2023, in order to achieve an equal apportionment of membership among the three director classes of the Board, Ron Nicol tendered his resignation as a Class II director, effective upon the Board reappointing Mr. Nicol as a Class I director. On May 15, 2023, the Board reappointed Mr. Nicol as a Class I director effective as of the Resignation Date. Class I directors serve until the 2023 Annual Meeting of Stockholders and Class II directors serve until the 2024 Annual Meeting of Stockholders. The resignation and reappointment of Mr. Nicol was effected solely for the purpose of achieving an equal apportionment of membership among the Board’s three classes of directors, and for all other purposes, Mr. Nicol’s service on the Board is deemed to have continued uninterrupted.

Mr. Nicol will continue to serve as the chair of the Board and will continue to serve on the Board’s audit committee and compensation committee. There are no changes or impacts to any of Mr. Nicol’s compensation arrangements or equity awards as a result of his resignation as a Class II director and reappointment as a Class I director.

There are no arrangements or understandings between Mr. Nicol and any other person pursuant to which Mr. Nicol was selected as a director.

Mr. Nicol will continue to receive director compensation as described in the “Direction Compensation” section of the Company’s definitive proxy statement filed with the SEC on April 21, 2023 (the “2023 Proxy Statement”), which disclosure is incorporated herein by reference. Mr. Nicol previously entered into an indemnification agreement with the Company, the form of which was filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K, filed by the Company with the SEC on March 31, 2023, and which remains in effect as of the date hereof.

Certain transactions between the Company and Mr. Nicol required to be disclosed pursuant to Item 404(a) of Regulation S-K are described in the “Certain Relationships and Related Party Transactions” section of the 2023 Proxy Statement, which disclosure is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	May 17, 2023	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Financial Officer